Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Zeta Network Group

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, no par value	(1)	457(o)		$		$0.0001381	$
Fees to be Paid	Debt	Debt Securities	(2)	457(o)				0.0001381
Fees to be Paid	Other	Warrants	(3)	457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(4)	457(o)		$	$100,000,000.00	0.0001381		$13,810.00

Total Offering Amounts:							$100,000,000.00			13,810.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$13,810.00

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Offering Note(s)

(1)	Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to US$100,000,000 of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.
(2)	Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to US$100,000,000 of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.
(3)	Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to US$100,000,000 of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.
(4)	Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to US$100,000,000 of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.